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                                                                   EXHIBIT 99.3

[MCLEODUSA LOGO APPEARS HERE]

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McLeodUSA Incorporated                          Dakota Telecommunications Group, Inc.
McLeodUSA Technology Park                       29705 453rd Avenue
6400 C Street SW, PO Box 3177                   Irene, South Dakota 57037-0066
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz     Press and Investor Contact: Craig A. Anderson
bnemitz@mcleodusa.com                           Craig.anderson@dtg.com
Phone: (319) 298-7800                           Phone: (605) 338-8383
FAX: (319) 298-7767                             FAX:  (605) 335-3942
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FOR IMMEDIATE RELEASE

              MCLEODUSA AND DAKOTA TELECOMMUNICATIONS GROUP, INC.
                             SIGN MERGER AGREEMENT

                MERGER MOBILIZES MAINSTREET PLAY IN THE DAKOTAS

  CEDAR RAPIDS, IOWA, AND IRENE, SOUTH DAKOTA --OCTOBER 27, 1998--McLeodUSA Incorporated (NASDAQ/NMS:MCLD), a provider of integrated telecommunications services in Midwest and Rocky Mountain states, and Dakota Telecommunications Group, Inc. (DTG), a South Dakota-based competitive local exchange carrier, today announced they have signed a definitive agreement to merge their companies. The stock transaction will involve the issuance of 1.28 million shares of McLeodUSA stock and the assumption of $30.9 million in debt. The transaction is subject to a number of conditions, including both DTG stockholder approval and regulatory approval.

  DTG, headquartered in Irene, South Dakota, traces its history back to 1903. Today, DTG offers an array of integrated communications products including local and long distance phone services; cable television; Internet access and web site services; operator services; wireless communications including paging, mobile radio and cellular; and computer networking services. DTG has 188 employees with offices in Irene, Sioux Falls, Canton, Viborg and Yankton, SD, and in Marshall, MN. For the nine months ended September 30, DTG recorded revenues of approximately $25 million and positive EBITDA of $2.5 million.

  Steve Gray, President and Chief Operating Officer of McLeodUSA stated, "This acquisition fits hand in glove with our overall strategy. DTG operates in three of our key upper Midwest states, offering nearly identical, fiber optic-based services in third and fourth-tier cities. The management team at DTG shares our commitment to bringing state-of-the-art communications to markets where the incumbent phone and cable television companies often fail to invest in new technologies and system upgrades."

  Upon closing, McLeodUSA will gain approximately 300 route miles of fiber optic network, 7,300 facility-based local access lines, 5,900 cable television subscribers, and 6,800 Internet accounts. "Perhaps the most valuable addition for McLeodUSA," stated Gray, "is the addition of a motivated employee team of telecommunications professionals with a clear focus on a key market area for McLeodUSA. DTG has the infrastructure and organizational capabilities to accelerate our penetration as a facilities-based provider in that region."

  Thomas Hertz, CEO of Dakota Telecommunications Group, stated, "We look forward to joining forces with the outstanding team of 5,000 at McLeodUSA. Together we possess significant talent, energized by the opportunity created by the opening of the local markets to competition. Both firms have made significant inroads in their markets in the Dakotas in recent years. Together, we will be able to offer current and future customers even better services at greater value, with increased reliability on our fiber-based network."
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  MainStreet is the McLeodUSA project name for constructing fiber optic network in selected communities to connect directly to customers. Gray: "The presence DTG has established in numerous communities will help accelerate our MainStreet penetration. In addition, the McLeodUSA name is already well known throughout South Dakota in that our Publishing Company recently announced that our familiar black cover directories with the gold star now cover every community in the state."

  Dakota Telecommunications Group, Inc. is one of the first Competitive Local Exchange Carriers to build new facilities in the smaller communities in South Dakota, Iowa and Minnesota. In 1998, it completed four new systems in Centerville, Viborg, Harrisburg, and Tea, South Dakota; and is currently building a new system in Canton, South Dakota.

  McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in ten Midwest and Rocky Mountain states; future expansion will add 4 additional states. McLeodUSA is a facilities-oriented telecommunications provider with 7 switches, 344,000 local lines, 5,000 employees, and nearly 5,600 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 16 million copies of competitive directories in 20 states, reaching 27 million people or 10 percent of the nation's population.

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